Exhibit 99.4

GAP INC. APPOINTS SALAAM COLEMAN SMITH TO ITS BOARD OF DIRECTORS

Former Disney Executive Brings More Than 20 Years of Leadership Experience
from Top Brands in Entertainment

SAN FRANCISCO – March 4, 2021 – Gap Inc. (NYSE: GPS) announced today that Salaam Coleman Smith has been elected to serve on the Gap Inc. Board of Directors, effective March 22, 2021.

Salaam is a media industry leader with extensive business, creative and operating expertise. At the Walt Disney Company, Salaam served as Executive Vice President at the Disney ABC Television Group overseeing Strategy and Programming for ABC Family and Freeform. Salaam directed long-term growth strategies for the network, key business and creative partnerships and overall content strategy for linear and digital platforms, including mobile and streaming platforms.

“This past year has been a pivotal one for Gap Inc. – establishing its three-year business strategy under a new leadership team and appointing several members to our board of directors, including Elizabeth Smith and Amy Miles. We’re now pleased to welcome Salaam Coleman Smith, who has a deep passion for and understanding of cultivating successful brands, and is keenly focused on leveraging cultural relevance to drive performance,” said Bobby Martin, Executive Chairman, Gap Inc. “Our work to evolve this great company and realize its potential to grow purpose-led lifestyle brands will only benefit from the perspectives and counsel of Ms. Coleman Smith and our existing board members, as we look to serve and represent the voices and interests of millions of customers.”

Prior to joining The Walt Disney Company, Salaam spent more than a decade at Comcast NBCUniversal where she served as President of Style Media and steered the successful scaling of a fast-growing, multi-platform television network and fashion and lifestyle brand. Salaam also worked at Viacom where she served as a senior executive within MTV Networks International and directed programming strategy for Nickelodeon’s global expansion in Europe, Asia, and Latin America.

“Gap Inc. exemplifies its unique purpose, to be ‘Inclusive, by Design,’ through its iconic brands - Old Navy, Gap, Banana Republic and Athleta - that have stood the test of time and stand poised for a new chapter of reinvention,” said Salaam Coleman Smith. “I am inspired by the dynamic leadership of Gap Inc. CEO, Sonia Syngal, and her focused approach to creating value through innovation, sustainability, economic opportunity, and a consumer-centric perspective. I am thrilled to join the board of directors led by Executive Chairman, Bobby Martin, a renowned industry authority, to help drive forward Gap Inc.’s long-term growth, industry leadership and creativity.”

“Salaam is a proven creator and innovator who brings the perfect blend of art and science, balancing creative vision with strong business insight,” said Sonia Syngal, CEO of Gap Inc. “Salaam also shares in our company’s deep values, having hired and led one of the most diverse and inclusive management teams in the industry. I'm confident in all that Salaam will bring to our board and company as we look to lead boldly and with purpose through our powerful brands."

Salaam will be the sixth female member of the Gap Inc. Board of Directors. Today, women represent 76% of Gap Inc.’s global employees and hold leadership roles at every level – from nearly 70% women on the management team to 72% leading global stores. Gap Inc. is led by its purpose to be Inclusive, by Design, and with a deep commitment to creating for all, with all. This notion led to the company establishing Commitments to Change – audacious goals to cultivate a culture of belonging among its employees, customers and communities. Learn more, here, about the Company’s progress to date.

Salaam is currently a member of the Pinterest Inc. Board of Directors (NYSE: PINS). She earned her Bachelor of Science in Industrial Engineering from Stanford University.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, and Janie and Jack brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Gap Inc. Media Contact:
Megan Foote
press@gap.com

Gap Inc. Investor Contact:
Steve Austenfeld
Steve_austenfeld@gap.com